SLR International Corporation 1658 Cole Blvd, Suite 100, Lakewood, Colorado, 80401

Consent of Jeremy Scott Collyard

I consent to all references to my name and any quotation from, or summarization of, Sections 1.1.1.5, 1.3.12, 4.3, 4.6, 20, and 25.5 and my contributions to Section 27 of the technical report summary entitled "Technical Report on the Nichols Ranch Project, Johnson and Campbell Counties, Wyoming, USA" dated February 22, 2022, as amended February 8, 2023, prepared by me, included or incorporated by reference in the Registration Statement on Form S-3 of Energy Fuels Inc. being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto.

/s/ Jeremy Scott Collyard

Jeremy Scott Collyard, PMP, MMSA QP

Mining and Minerals Sector Lead

Date: March 22, 2024